UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2008 (February 22, 2007)

GOLDLEAF FINANCIAL SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-25959	62-1453841
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027
(Address of Principal Executive Offices)

615-221-8400
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2008, the Compensation Committee (the “Committee”) of Goldleaf Financial Solutions, Inc. (the “Company”) approved the award of bonuses to four officers of the Company, including principal executive officer Lynn Boggs and acting principal financial officer Scott Meyerhoff, in connection with the consummation of the acquisition of Alogent Corp. The bonuses awarded to Mr. Boggs and Mr. Meyerhoff amounted to $175,000 and $75,000, respectively. In approving these awards, the Committee recognized the extensive efforts required to negotiate the acquisition, structure the acquisition, and renegotiate the Company’s credit facility to finance the acquisition, while at the same time managing the existing business. The Committee also recognized the expected significance of the acquisition for the Company’s future prospects. The aggregate amount of acquisition bonuses was $280,000.

Also on February 22, 2008, the Committee approved a plan to potentially award bonuses to certain key employees of the Company, including Mr. Boggs and chief operating officer Henry Baroco, to be based on the achievement of certain specific targets related to the successful integration of the Alogent business with the Company. These employees will be entitled to receive cash incentive payments if specified goals related to the integration of Alogent and the Company are achieved by June 15, 2008, with awards expected to be paid prior to June 30, 2008. If one or more of the performance goals established are not satisfied, awards to employees will be reduced. The maximum awards for which Mr. Boggs and Mr. Baroco may be eligible are $40,000 and $35,000, respectively. In establishing these goals and potential payments, the Committee recognized the crucial importance of integrating Alogent with existing operations and the impact such integration could have on the financial performance and future prospects of the Company.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ Lynn Boggs
Name:	Lynn Boggs
Title:	Chief Executive Officer

Date: February 28, 2008